FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

Drilling Timeline for ERHC Energy Inc. and Partners in Blocks 2 and 4

HOUSTON, March 8, 2007– ERHC Energy Inc. (OTCBB: ERHE) today reported that its consortium partners, Addax Petroleum and Sinopec, have jointly secured a deepwater drill ship. According to plans announced by Addax, exploration drilling could begin as early as mid-2008 in Blocks 2 and 4 of the Joint Development Zone (“JDZ”) in which ERHC Energy maintains a participating interest.

Addax and Sinopec jointly entered into a joint agreement with a subsidiary of Aban Offshore Limited for the provision of the Aban Abraham deepwater drill ship to start drilling operations as early as the second quarter of 2008 in the Gulf of Guinea. ERHC Energy has a 22 percent participating interest in JDZ Block 2, in which Sinopec is the operator, and a 17.7 percent participating interest in JDZ Block 4, in which Addax is the operator.

ERHC Energy also holds a participating interest in JDZ Block 3 and a working interest in JDZ Blocks 5, 6 and 9, but those Blocks are not included in the current plans for the Aban Abraham. Additionally, none of the blocks in Sao Tome’s Exclusive Economic Zone (EEZ) to which ERHC holds rights or options are included in current plans for the Aban Abraham.

“It is gratifying that after years of planning, we expect to commence drilling with the goal  to realize value from our asset base in the JDZ,” said Acting Chief Executive Officer Nicolae Luca. “The planned exploration program  is exciting for our shareholders.”

Established in 2001 by a formal treaty between Nigeria and the Democratic Republic of Sao Tome and Principe, the JDZ lies offshore in the Gulf of Guinea. It is considered one of the most prolific hydrocarbon regions in the world.

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About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.’s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.